U.S. SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(AMENDMENT NO. 1)

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

EMERGING VISION, INC.

(Name of Registrant as Specified in its Charter)

(Names of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY MATERIAL DATED JUNE 8, 2004

SUBJECT TO COMPLETION

EMERGING VISION, INC.

100 Quentin Roosevelt Boulevard

Garden City, New York 11530

NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS

To be held on June 22, 2004

To the Shareholders of Emerging Vision, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Emerging Vision, Inc., or EVI, will be held at the offices of Greenberg Traurig, LLP, 885 Third Avenue, 21st Floor, New York, New York 10022, on Tuesday, the 22nd day of June 2004, at 11:00 a.m. (local time), for the following purposes:

(1	)(a)	to elect three (3) Class I directors to the Company’s Board of Directors, including two new independent directors, to hold office until the 2005 Annual Meeting of Shareholders or until their respective successors have been duly elected; and

(b	)	to elect three (3) Class II directors to the Company’s Board of Directors to hold office until the 2006 Annual Meeting of Shareholders or until their respective successors have been duly elected; and

(2)		to transact such other business as may properly come before the Annual Meeting or at any adjournments, postponements, continuations or reschedulings of the meeting.

This Annual Meeting is extremely important to all EVI shareholders in light of dissident director Benito Fernandez’s attempt to take control of EVI’s Board and the Company. Your vote is very important. Whether or not you plan to attend the Annual Meeting, and regardless of the number of shares of common stock you own, we urge you to vote FOR EVI’s nominees by promptly signing, dating and returning the enclosed WHITE proxy card. We strongly urge you not to sign any blue proxy card that may be sent to you by Fernandez or his company Horizons Investors Corp. If you have previously returned a blue proxy card, you may change any vote you may have cast in favor of Fernandez’s nominees, and vote instead for the election of EVI’s nominees by signing and returning the enclosed WHITE proxy card in the accompanying envelope.

A Proxy Statement explaining the matters to be acted upon at the Annual Meeting is enclosed. Please read it carefully.

The Board of Directors has fixed the close of business on May 25, 2004 as the record date for the determination of the shareholders of the Company entitled to notice of, and to vote at, the Annual Meeting. We encourage you, nevertheless, to vote by proxy. You may attend the meeting and change your vote at that time if you wish to do so.

If you have any questions about the procedures for admission to the Annual Meeting, please contact our proxy solicitors, Georgeson Shareholder Communications Inc., toll free at (800) 733-0823 or collect at (212) 440-9800 or via e-mail at info@georgesonshareholder.com.

By Order of the Executive Committee of the Board of Directors

By:
Christopher G. Payan Secretary

June    , 2004

ALL HOLDERS OF THE COMPANY’S COMMON STOCK AND SENIOR CONVERTIBLE PREFERRED STOCK (WHETHER THEY INTEND TO ATTEND THE ANNUAL MEETING OR NOT) ARE STRONGLY ENCOURAGED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE WHITE PROXY CARD ENCLOSED WITH THE ACCOMPANYING PROXY STATEMENT.

i

SHAREHOLDER PROPOSALS	28
Annex A	A-1
CHARTER OF THE AUDIT COMMITTEE
Annex B	B-1
Information Concerning Persons Who May Be Deemed Participants in

ii

PRELIMINARY PROXY MATERIAL, DATED JUNE 8, 2004

SUBJECT TO COMPLETION

EMERGING VISION, INC.

PROXY STATEMENT

2004 ANNUAL MEETING OF SHAREHOLDERS

To be held on June 22, 2004

This Proxy Statement is being furnished to shareholders of Emerging Vision, Inc. (“EVI” or the “Company”), of record as of May 25, 2004, in connection with the solicitation of proxies by the Board of Directors of EVI for the 2004 Annual Meeting of Shareholders to be held at the offices of Greenberg Traurig, LLP, 885 Third Avenue, 21st Floor, New York, New York 10022, on Tuesday, June 22, 2004, at 11:00 a.m. (local time), and at any adjournments, postponements, continuations or reschedulings of the meeting, for the purposes stated in the Notice of 2004 Annual Meeting of Shareholders.

The approximate date of mailing to Shareholders of the Notice of 2004 Annual Meeting, this Proxy Statement, the enclosed WHITE proxy card, the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Report on Form 10-Q for the three months ended March 31, 2004, is June    , 2004.

THE PROXY CONTEST

BENITO FERNANDEZ’S ATTEMPT TO TAKE CONTROL OF THE BOARD AND THE COMPANY

On June 2, 2004, dissident director Benito Fernandez, through his controlled company, Horizons Investors Corp., or Horizons, filed with the SEC a preliminary proxy statement in opposition to management, soliciting proxies in support of a slate of six insurgent director nominees, each of whom has been hand picked by Fernandez.

Fernandez’ Dissident Nominees

Fernandez’s nominees include, in addition to himself, Messrs. Norman Green, Howard Lieberman and Joseph Rodriguez Eraso, to serve as Class I directors, and Messrs. Herman Badillo and Aereo Ivan Cardona, to serve with Fernandez as Class II directors. Before Fernandez began this proxy contest, the Board concluded that none of Fernandez’ nominees were suitable to run EVI and that they lack the industry experience and business and financial expertise which the Board considers essential to the successful implementation of our business plan and the management of the Company’s business. In addition, the Board was aware of the fact that Messrs. Green and Lieberman, whom Fernandez calls “independent,” have business ties with Fernandez, one being the accountant of Fernandez and Horizons, and the other Fernandez’s personal assistant and the controller of Brooklyn Manor Group, a nursing home owned and operated by Fernandez, as well as a partner or co-investor with Fernandez in various real estate ventures.

If Fernandez’s hand-picked nominees are elected at the Annual Meeting, they will constitute the entire EVI Board. This would enable Fernandez and his nominees to assume exclusive oversight responsibility for the oversight, management, policies and affairs of the Company and your investment in EVI stock.

Fernandez is Not Offering the Shareholders Anything in Return for Taking Control of the Company

Although Fernandez is attempting to take control of the EVI Board and the Company, he is not giving shareholders anything in return—he is not offering to buy any EVI shares or to pay you any control premium (although he not legally obligated to do so). He is not proposing to make any additional investment in the Company.

Fernandez Has Offered No Credible or Realistic Business Plan for the Company

Furthermore, Fernandez wants your vote to turn your Company over to him and his nominees, but he has not presented any business plan or financial strategy to improve the prospects or operations of the Company. He has not offered any evidence of the ability of his hand-picked nominees to successfully oversee the management of a major retail optical chain such as the Company. All he has offered are criticisms of, and attacks on, current management. Just a few months ago he praised current management and the Board for restoring the Company to profitability. In his proxy materials, Fernandez offers nothing other than a list of generic initiatives, and a statement of his intention to replace current management.

We Have Successfully Implemented Our Business Plan

By contrast, we have continued to execute on our business plan – shifting the Company’s business to a franchised-based operation and improving our cash flow – with excellent results. Our retail brands experienced significant growth in 2003.

Both our Sterling Optical™ and Site for Sore Eyes™ brands and franchise development gained momentum and our expansion efforts resulted in the addition of more franchises in 2003 alone then in the prior three years combined. This growth, together with the continued implementation of our revenue generating and cost savings program, translated into a profitable operation for the first time in many years (before giving effect to a non-recurring, non-cash charge relating to the issuance of warrants in connection with the recession transactions described under “Certain Relationships and Related Transactions—Transactions Among the Company, Horizons Investor Corp. and the Cohen Family”). This growth and operating success has continued through our first quarter in 2004. New merchandising programs have strengthened our supplier relationships and maintained EVI’s leadership position as one of the top 10 optical retailers in the United States. We believe our management team continues to provide the strong leadership needed to increase profitability and successfully grow EVI’s business.

Our Corporate Governance Program

As we explain in more detail under “Directors and Executive Officers—Corporate Governance,” “—Director Independence Standards” and “—Committees of the Board,” and under “Certain Relationships and Related Transactions,” as we continue to successfully execute our business plan, we are committed to establishing and maintaining high standards of corporate governance, ethics and business conduct.

We Believe You Should NOT Trust Benito Fernandez

In his preliminary proxy statement, Fernandez makes repeated allegations and negative statements about our operating performance and corporate governance practices. In the following days, we will communicate with you and the appropriate public and governmental authorities to set the record straight.

Ask yourself in the meantime, why would Fernandez, who until last November had joined forces with Drs. Alan and Robert Cohen to propose the acquisition of EVI, suddenly reverse course to publish criticisms about his former business partners and the current Board, of which he is a member. Also ask yourself why Fernandez who, since becoming an EVI director and shareholder in June 2001 until just this past March 2004, participated in every Board meeting without once voting against the corporate actions approved by the Board (other than on those matters where he was required to abstain from voting because he was self-interested or otherwise conflicted). Indeed Fernandez voted as an EVI director to approve those related party transactions considered by the Board of which he now complains (all of which were fully disclosed to him and the rest of the Board), now all of a sudden has decided to oust the current Board to wrest control of the Company, without offering a single penny to the EVI shareholders.

Why has he dragged EVI into an expensive, distracting and potentially protracted process at a time when our human and financial resources would be far better used in continuing to improve the Company’s growth and profitability. Instead, Fernandez has determined that a “better” use of the Company’s assets is to force the Company into this proxy contest. He also has, through Horizons, commenced an action, presently pending in the United States District Court for the Eastern District of New York, against EVI and four of his fellow directors to delay the Annual Meeting and seek injunctive and declaratory relief for EVI’s alleged failure to provide Horizons with a complete and current list of EVI shareholders, and further alleging breaches of fiduciary duties by those directors in connection with the Annual Meeting. To date, the court has not granted any relief sought by Fernandez. We believe that Fernandez’s claims are without merit and intend to vigorously defend against these allegations while continuing to manage and operate EVI and your investment in your best interests.

Do NOT Give Your Vote to Fernandez

We believe Fernandez’s proxy campaign is self-serving and not in the best interests of all EVI shareholders. In our view, Fernandez has provided no realistic or credible business plan for EVI. In addition, the actions he proposes to take, if he is allowed to take control of the Board, would adversely affect the execution of our business plan, jeopardize the significant progress we have made to date and threaten the achievement of our objectives and your investment in EVI’s stock. Control of the Board and EVI would clearly benefit Fernandez, but we believe it would not be in the best interests of any other shareholder. We urge you not to be distracted by Fernandez’s rhetoric, which we believe is self-serving and full of misinformation and half-truths. Do not stop the significant progress we have made by giving control of the Board and the Company to Fernandez.

For all the reasons described above, and others that we will communicate to you in the near future, we strongly recommend that you reject Fernandez’s proposed slate of nominees, and strongly urge you to vote FOR the EVI nominees. In order to vote for the EVI nominees, please sign, date and return the enclosed WHITE proxy card in the accompanying envelope and do not sign or return any blue proxy card sent to you by Fernandez or Horizons. If you have previously returned a blue proxy card, you can revoke it by signing, dating and returning, in the accompanying envelope, the enclosed WHITE proxy card.

THE 2004 ANNUAL MEETING

Because we did not hold an annual meeting of shareholders in 2003, although we have a classified Board, both classes of directors are up for election at this year’s Annual Meeting. We did not hold an annual meeting in 2003 because, at or about the time the meeting was being planned, and prior to establishing a record date for the meeting, the Company received a proposal for the purchase all of its outstanding capital stock in a statutory merger and “going private” transaction from a group composed of Fernandez (through Horizons) and Drs. Alan and Robert Cohen (and certain of their affiliates). Following receipt of this proposal, the Company promptly formed a special independent committee to evaluate the proposal, and such committee engaged independent outside counsel and financial advisors to assist with an evaluation of the proposal. Discussions and subsequent negotiations continued for approximately five months, but no definitive agreement was ever reached on price or other material terms. In November 2003, the acquisition proposal was withdrawn.

While negotiations regarding this transaction were taking place, the Company did not believe that convening an annual meeting for the election of directors was in the best interests of our shareholders in view of the combined ownership by the acquiring group of approximately 74% of the outstanding common stock, taking also into account the Company’s need to preserve its financial resources.

Who is Entitled to Vote at the Annual Meeting

The Board has fixed the close of business on May 25, 2004 as the record date for the determination of shareholders entitled to notice of the Annual Meeting, and only holders of record of the Company’s common stock and senior convertible preferred stock, collectively referred to in this Proxy Statement as the “voting shares”, on that date, will be entitled to such notice and to vote at the Annual Meeting. As of the record date, we had a total of 70,422,217 voting shares entitled to vote at the Annual Meeting, including:

•	70,323,698 shares of common stock, each entitled to one vote on all matters presented at the Annual Meeting, and

•	0.74 shares of senior convertible preferred stock, which are entitled to vote on an as-converted basis, together with the common stock as a single class, 98,519 shares of common stock.

How You May Vote

You may vote by completing and returning the enclosed WHITE proxy card by mail. To vote your WHITE proxy by mail, mark your selections on the enclosed proxy card, date and sign your name exactly as it appears on your WHITE proxy card, and return your proxy card.

Please remember that if your shares are held in the name of a broker, bank or other nominee, only they can sign a proxy card with respect to your shares and only upon specific instructions from you. You are therefore urged to contact the person responsible for your account and give instructions for a WHITE proxy card to be signed representing your shares. You also should confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to our proxy solicitor, Georgeson Shareholder Communications Inc., so that they can attempt to ensure that your instructions are followed.

We encourage you to vote by proxy. If, however, you are a shareholder of record and plan to attend the Annual Meeting, please be sure to bring with you valid government-issued personal identification with a picture (such as a driver’s license or passport) in order to gain admission to the meeting. If your shares are held in the name of a bank, broker or other nominee, you will have to bring evidence of your ownership of EVI shares as of the record date, in addition to valid government-issued personal identification, if you wish to attend the meeting. Examples of proof of ownership include: a letter from your bank or broker stating that you owned your shares as of the record date; a brokerage account statement indicating that you owned your shares as of the record date; or a copy of the voting instruction card provided by your broker indicating that you owned your shares as of the record date.

If you are a proxy holder for an EVI shareholder, then you must bring: the validly executed proxy naming you as the proxy holder, signed by an EVI shareholder who owned EVI shares as of the record date; valid government-issued personal identification with a picture (such as a driver’s license or passport); and, if the shareholder whose proxy you hold was not a registered holder of EVI shares as of the record date, proof of the shareholder’s ownership of EVI shares as of the record date, in the form of a letter or statement from a bank, broker, or other nominee or the voting instruction card provided by the broker, in each case, indicating that the shareholder owned those shares as of the record date.

Vote Required

The presence, in person or by proxy, of the holders of shares that represent a majority of the votes entitled to be cast at the Annual Meeting, is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted to determine whether a quorum is present. A plurality of the votes cast at the Annual Meeting is required for the election of directors. Therefore, the director nominees receiving the highest number of votes cast will be elected. Accordingly, abstentions, broker non-votes and shares not voted will not be counted in the total vote and will not affect the election of directors. For any other matters to be considered at the Annual Meeting, the affirmative vote of a majority of the votes cast on the matter will be required for approval. Accordingly, abstentions and broker non-votes on matters not involving the election of directors will have the effect of a negative vote on those matters since they are deemed to be present at the meeting but cannot be voted in favor of a proposal.

Revocation of Proxies

If the enclosed WHITE proxy card is signed and returned, it may, nevertheless, be revoked at any time prior to the voting thereof at the discretion of the shareholder signing it, by:

•	delivering, via certified mail – return receipt requested, written notice of revocation to the Secretary of the Company, which notice must be received by 5:00 p.m. (local time) on Monday, June 21, 2004, at the Company’s executive offices at 100 Quentin Roosevelt Blvd., Suite 508, Garden City, New York 11530,

•	by voting the shares covered by that proxy in person at the Annual Meeting, or

•	by submitting a duly executed proxy bearing a later date.

Voting

Shares represented by a duly executed proxy will be voted in accordance with the voting instructions indicated by the shareholder on the proxy, and if no such instructions are indicated, will be voted in favor of the Company’s director nominees.

If you sign your proxy card but do not make any selections, you will give authority to our Co-Chief Operating Officers, Christopher G. Payan and Samuel Z. Herskowitz, to vote upon such matters incident to the conduct of the Annual Meeting and upon such other business matters or proposals as may properly come before the Annual Meeting that the Board did not know, within a reasonable period of time prior to this solicitation, would be presented at the Annual Meeting. Messrs. Payan and Herskowitz intend to use that authority to vote FOR the election of the Company’s director nominees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock

The following table sets forth information, as of June 1, 2004, regarding the beneficial ownership of our common stock by: (i) each shareholder known by us to be the beneficial owner of more than five percent of the outstanding shares of our common stock; (ii) each of our directors; (iii) each of our Named Executive Officers (as said term is defined under the caption “Executive Compensation” below); and (iv) all directors and executive officers of the Company as a group, in each case, based on 70,323,698 total number of common stock outstanding as of that date.

The percentages in the “Percent of Class” column are calculated in accordance with the rules of the SEC, under which a person may be deemed to be the beneficial owner of shares if that person has or shares the power to vote or dispose of those shares or has the right to acquire beneficial ownership of those shares within 60 days (for example, through the exercise of an option or warrant). Accordingly, the shares shown in the table as beneficially owned by certain individuals may include shares owned by certain members of their respective families. Because of these rules, more than one person may be deemed to be the beneficial owner of the same shares. The inclusion of the shares shown in the table is not necessarily an admission of beneficial ownership of those shares by the person indicated. The address of Benito R. Fernandez (on behalf of Horizons Investors Corp.) is 2830 Pitkin Avenue, Brooklyn, New York 11208. The address of Joel L. Gold is c/o Berry Shino Securities, 45 Broadway, New York, New York 10006. The address of Nicholas Shashati is c/o Sterling VisionCare, 9663 Tierra Grande Street, San Diego, California 92126. The address of all other persons listed below is c/o Emerging Vision, Inc., 100 Quentin Roosevelt Boulevard, Suite 508, Garden City, New York 11530.

Name	Beneficial Ownership		Percent of Class
Christopher G. Payan (a)(b)	1,262,500	(1)	1.8%
Myles S. Lewis (b)	150,000	(2)	*
Samuel Z. Herskowitz (b)	177,500	(3)	*
Dr. Nicholas Shashati (b)	140,000	(4)	*
Dr. Alan Cohen (a)	3,400,469	(5)	4.8%
Dr. Robert Cohen (a)	3,023,859	(6)	4.3%
Horizons Investors Corp. (a)	23,926,531	(7)	34.0%
Joel L. Gold (a)	221,500	(8)	*
All current directors and executive officers as a group (a)	32,302,359	(9)	45.9%

*	less than 1%
(a)	Current director. For more information relating to the warrants granted to Drs. Alan and Robert Cohen and Horizons, described in footnotes 5, 6, 7 and 9, see “Certain Relationships and Related Transactions—Transactions Among the Company, Horizons Investors Corp. and the Cohen Family”.
(b)	Executive officer
(1)	Includes the right to acquire 50,000 shares of common stock upon the exercise of presently exercisable, outstanding options.
(2)	Includes the right to acquire 50,000 shares of common stock upon the exercise of presently exercisable, outstanding options.

(3)	Includes the right to acquire 77,500 shares of common stock upon the exercise of presently exercisable, outstanding options.
(4)	Represents the right to acquire 140,000 shares of common stock upon the exercise of presently exercisable, outstanding options.
(5)	Includes (i) the right to acquire 750,000 shares of common stock upon the exercise of presently exercisable, outstanding options, and (ii) 26,700 shares owned by Dr. Cohen, as custodian for each of Erica and Nicole Cohen (Dr. Cohen’s children, as to which Dr. Cohen disclaims beneficial ownership), but excludes (i) 8,973,800 shares, in the aggregate, held in trust for Dr. Cohen’s minor children, Erica, Nicole, Jaclyn and Gabrielle Cohen, as beneficiaries, in respect of which Dr. Cohen is not a trustee and has no dispositive or investment authority, and as to which he disclaims beneficial ownership and (ii) the right to acquire 5,562,753 (and, in the case of Dr. Cohen’s children trusts, 8,816,066) shares of common stock upon the exercise of outstanding warrants that are not exercisable until April 15, 2006.
(6)	Includes the right to acquire 750,000 shares of common stock upon the exercise of presently exercisable, outstanding options, but excludes (i) 7,760,818 shares, in the aggregate, owned by Dr. Cohen’s adult children, Allyson, Jeffrey and Stefanie Cohen, as to which Dr. Cohen has no dispositive or investment authority and disclaims beneficial ownership and (ii) the right to acquire 4,293,729 (and, in the case of Dr. Cohen’s children, 7,871,148) shares of common stock upon the exercise of outstanding warrants that are not exercisable until April 15, 2006.
(7)	Represents shares of common stock owned by Horizons Investors Corp., or Horizons, a New York corporation principally owned by Mr. Fernandez, and includes the right to acquire 200,000 shares of common stock upon the exercise of presently exercisable, outstanding options, but excludes the right to acquire 31,067,776 shares of common stock upon the exercise of outstanding warrants that are not exercisable until April 15, 2006.
(8)	Includes 1,500 shares of common stock owned by Mr. Gold’s children and the right to acquire 220,000 shares of common stock upon the exercise of presently exercisable, outstanding options, but excludes an additional 5,000 shares of common stock owned by Mr. Gold’s wife, as to which Mr. Gold disclaims beneficial ownership.
(9)	Includes (i) the right to acquire 2,237,500 shares of common stock upon the exercise of presently exercisable, outstanding options, and (ii) 26,700 shares owned by Dr. Cohen, as custodian for each of Erica and Nicole Cohen (as to which Dr. Cohen disclaims beneficial ownership), but excludes the right to acquire 40,924,258 shares of common stock upon the exercise of warrants that are not exercisable until April 15, 2006. In accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, the 2,237,500 shares of common stock for which the Company’s directors and executive officers, as a group, hold currently exercisable options and warrants, have been added to the total number of issued and outstanding shares of common stock solely for the purpose of calculating the percentage of such total number of issued and outstanding shares of common stock beneficially owned by such directors and executive officers as a group.

Senior Convertible Preferred Stock

In April 1998, we issued a series of our preferred stock, par value $0.01 per share, designated as senior convertible preferred stock, together with warrants (all of which expired in February 2001) to acquire shares of our common stock. Each share of senior convertible preferred stock has a liquidation preference of $100,000, and was originally convertible into common stock at a price of $5.00 per share. In December 1999, the conversion price was reduced to $0.75 per share for all of the remaining holders of senior convertible preferred stock.

Set forth below is the name, address, stock ownership and voting power of the sole remaining owner of the senior convertible preferred stock:

Name	Beneficial Ownership		Percent of Class
Rita Folger 1257 East 24th Street Brooklyn, NY 11210	0.74	(1)	100%

(1)	These shares are convertible into an aggregate of 98,519 shares of our common stock; and the holder thereof is entitled to cast on an as-converted basis an equivalent number of votes, at any meeting of shareholders, voting together with the common stock.

ELECTION OF DIRECTORS (PROPOSAL NO. 1)

The number of directors constituting the entire Board is currently six (6). The directors of the Company are divided into two classes, designated as Class I and Class II, respectively. Although, our Board is classified (and therefore our directors normally serve for staggered two-year terms), because we did not hold a meeting in 2003, for the reasons explained under “The 2004 Annual Meeting,” both classes of directors are up for election at this year’s Annual Meeting. Directors of Class I will be elected at the Annual Meeting for an initial term of one year, and directors of Class II will be elected at the Annual Meeting for a term of two years, in each case until their respective successors are duly elected and qualified or their earlier resignation, removal from office, retirement or death. Following this Annual Meeting, all directors of Class I and II will, upon expiration of their respective terms (or until their respective successors are duly elected and qualified or their earlier resignation, removal from office, retirement or death) be elected for a staggered two-year term at the annual meeting of the EVI shareholders held in the year in which the term of the relevant Class expires. Mr. Benito R. Fernandez and Mr. Christopher G. Payan presently serve as Class I directors and are scheduled to hold office until the 2004 Annual Meeting. Drs. Robert and Alan Cohen, and Mr. Joel L. Gold, presently serve as Class II directors and are scheduled to hold office until their respective successors are duly elected and qualified. One Board seat, in Class I, is currently vacant.

Nominees for Director

The Board has nominated six (6) directors for election at the Annual Meeting, including two non-incumbent nominees (Messrs. Harvey Ross and Seymour Siegel), as follows:

•	Dr. Alan Cohen, Mr. Harvey Ross and Mr. Seymour G. Siegel to serve as Class I directors until the 2005 annual meeting of shareholders or until their respective successors have been duly elected and qualified or until their earlier resignation, removal or death, and

•	Dr. Robert Cohen, Mr. Joel L. Gold and Mr. Christopher G. Payan to serve as Class II directors until the 2006 annual meeting of shareholders or until their respective successors have been duly elected and qualified or until their earlier resignation, removal or death.

Benito R. Fernandez, a current director, has not been nominated by the Board for election as director.

It is intended that shares represented by the accompanying proxy will be voted, unless otherwise specified, in favor of the election of Alan Cohen, Seymour G. Siegel and Harvey Ross, as Class I directors, and Robert Cohen, Joel L. Gold and Christopher G. Payan, as Class II directors. Each nominee has consented to be named as such in this Proxy Statement and to serve on the Board if elected. If for any reason any nominee should be unavailable or unable to serve as a director at the time of the Annual Meeting, a contingency which we do not expect as of the date of this Proxy Statement, the shares represented by the accompanying proxy may be voted for the election of such other person as may be determined by the holders of the proxy, unless the proxy withholds authority to vote for all director nominees. A plurality of the votes cast at the Annual Meeting is required to elect each director.

Set forth below are the name, age and biography of Harvey Ross and Seymour G. Siegel, who currently do not hold positions or offices with the Company. The names, ages and biographies of the other (incumbent) nominees are provided under the section entitled “Directors and Executive Officers.” There are no family relationships among the directors, director nominees and executive officers of the Company, except that Drs. Alan and Robert Cohen are brothers.

Harvey Ross, age 64, Chairman and Chief Executive Officer of Viva International Group, or Viva, has in excess of thirty-five (35) years of experience in the optical industry. From 1974 through 1977, Mr. Ross served as President of Jan Optical, a retail distributor of optical frames. In 1978, Mr. Ross founded Viva, a company he has grown into one of the world’s largest and most successful manufacturers and distributors of fashion eyewear in the United States and abroad, which include offices in Australia, Brazil, Canada, France, Germany, Hong Kong, Italy, Japan, Mexico, Spain and the United Kingdom. Viva’s distribution of designer eyewear to more than 50 countries around the world, and throughout the U.S., include such brands as Guess, Tommy Hilfiger, Gant, Candies, Ellen Tracy, Harley Davidson, Bongo, Marc Ecko Scopes, Catherine Deneuve, Viva and Savvy. From 1989 through 2003 Mr. Ross also served as a director of several corporations including, from 1989 through 2003, Ashton Imports, a leading distributor of Luxury Eyewear. From 1994 through 2003, Mr. Ross served as a director of Vision Council of America, a national association for Vision Care and Education formed to assist frame and lens manufacturers and distributors. Mr. Ross also serves as an officer and director of several real estate investment companies.

Seymour G. Siegel, age 61, is a certified public accountant and a principal in the Siegel Rich Division of Rothstein, Kass & Company, P.C., an accounting and consulting firm. From 1974 to 1990 he was managing partner and founder of Siegel Rich and Co., P.C., CPAs which merged into M.R. Weiser & Co., LLC where he was a senior partner. He formed Siegel Rich Inc. in 1994, which in April 2000 became a division of Rothstein, Kass & Company, P.C. Mr. Siegel has been a director, trustee and officer of numerous businesses, philanthropic and civic organizations. He has served as a director and member of the audit committees of Barpoint.com, Oak Hall Capital Fund, Prime Motor Inns Limited Partnership and Noise Cancellation Technologies, all public companies. Mr. Siegel currently serves on the a director and chairman of the audit committee of Hauppauge Digital, Inc. The Company anticipates that, if elected, Mr. Siegel will serve as the Chairman of its Audit Committee and will also be named its “audit committee financial expert”.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE EVI NOMINEES.

DIRECTORS AND EXECUTIVE OFFICERS

The current directors and executive officers of EVI are as follows:

Name	Age	Position
Alan Cohen, O.D.	53	Chairman of the Board of Directors
Robert Cohen, O.D.	60	Director
Benito R. Fernandez	62	Director
Joel L. Gold	62	Director
Christopher G. Payan	29	Co-Chief Operating Officer, Chief Financial Officer, Senior Vice President, Secretary and Director
Samuel Z. Herskowitz	34	Co-Chief Operating Officer and Chief Marketing Officer
Myles Lewis	36	Co-Chief Operating Officer and Senior Vice President—Business Development
Dr. Nicholas Shashati	44	President—VisionCare of California, Inc.
Brian P. Alessi	28	Controller and Treasurer

Dr. Alan Cohen has served as a director of the Company since its inception; and, as of May 31, 2002, became Chairman of the Board of Directors. He also served as Chief Operating Officer of the Company from 1992 until October 1995, when he became Vice Chairman of the Board of Directors, and as the Company’s President, Chief Executive Officer and Chief Operating Officer from October 1998 through April 17, 2000, when he became President of the Company’s retail optical store division, which position Dr. Cohen resigned from on January 9, 2001. Dr. Cohen, together with his brother, Dr. Robert Cohen, is the owner of Meadows Management, LLC, or Meadows, which, until April 9, 2000, rendered consulting services to the Company. From 1974 to the present, Dr. Alan Cohen has been engaged in the retail and wholesale optical business. For more than 10 years, Dr. Cohen has also been a director, principal shareholder and officer of Cohen Fashion Optical, Inc. and its affiliates, or CFAO, which currently maintains its principal offices in Garden City, New York. Since January 15, 2001, Dr. Cohen has served as President of General Vision Services, LLC, or GVS, and, since October 2003, has served as an officer of Vision World, LLC, or Vision World, each of which currently maintains its principal offices in New York City. Dr. Cohen and his brother, Dr. Robert Cohen, are also shareholders of CFAO and members of GVS and Vision World. CFAO and GVS each engage in, among other things, the operation (and, in the case of CFAO, franchising) of retail optical stores. Dr. Cohen is also an officer and a director of several privately held management and real estate companies and other businesses. Dr. Cohen graduated from the Pennsylvania School of Optometry in 1972, where he received a Doctor of Optometry degree.

Dr. Robert Cohen served as Chairman of the Board of Directors from its inception through April 7, 2000, when he resigned as Chairman, while remaining as a director. He also served as Chief Executive Officer of the Company from its inception until October 1995. Dr. Cohen, together with his brother, Dr. Alan Cohen, is the owner of Meadows, which, until April 9, 2000, rendered consulting services to the Company. From 1968 to the present, Dr. Robert Cohen has been engaged in the retail and wholesale optical business. For more than 10 years, Dr. Cohen has also served as President and a director of CFAO. Since January 15, 2001, Dr. Cohen has served as the Chief Executive Officer of GVS, and, since October 2003, has served as an officer of Vision World. Dr. Cohen and his brother, Dr. Alan Cohen, are also shareholders of CFAO and members of GVS and Vision World. Dr. Cohen is also an officer and a director of several privately held management and real estate companies and other businesses. Dr. Cohen graduated from the Pennsylvania School of Optometry in 1968, where he received a Doctor of Optometry degree.

Benito R. Fernandez was appointed a director of the Company as of June 12, 2001. Since 1986, Mr. Fernandez has been the President of Horizons, located in Albany, New York, an entity which owns, develops and manages real estate properties, and which also acts as agent for various companies in the health field, as well as the President of Horizons Hotels Corp., located in San Juan, Puerto Rico, which owns and manages hotel properties. In addition, since 1980, Mr. Fernandez has been the President of the Brooklyn Manor Group, located in Brooklyn, New York, an entity which owns and manages a health care facility and acts as a consultant to various health related facilities; and, since 1973, has been the President of Typhoon Fence of L.I., Inc., the operator of a fence construction company located in Long Island, New York. Mr. Fernandez, who is a former member of the Federal Reserve Bank of New York Advisory Council of Small Business and Agriculture, graduated from the City University of the City of New York in 1966, where he received his B.A. In 1999, he received The South Bronx Board of Trades and The Somos Uno Foundation Award for outstanding professional leadership in economic development; in 1995, he received the Bedford Stuyvesant Y.M.C.A. Man of the Year Award; and, in 1990, he received the New York State Puerto Rican/Hispanic Legislator Task Force Conference Center Award for excellence in advancing business opportunities for Puerto Ricans and Latinos. Mr. Fernandez has not been nominated by the Board for election as a director.

Joel L. Gold has served as a director of the Company since December 1995. He is currently Executive Vice President of Investment Banking of Berry Shino Securities, Inc., an investment banking firm located in New York City. From January 1999 until December 1999, he was an Executive Vice President of Solid Capital Markets, an investment banking firm also located in New York City. From September 1997 to January 1999, he served as a Senior Managing Director of Interbank Capital Group, LLC, an investment banking firm also located in New York City. From April 1996 to September 1997, Mr. Gold was an Executive Vice President of LT Lawrence & Co., and from March 1995 to April 1996, a Managing Director of Fechtor Detwiler & Co., Inc., a representative of the underwriters for the Company’s initial public offering. Mr. Gold was a Managing Director of Furman Selz Incorporated from January 1992 until March 1995. From April 1990 until January 1992, Mr. Gold was a Managing Director of Bear Stearns and Co., Inc For approximately 20 years before he became affiliated with Bear Stearns, he held various positions with Drexel Burnham Lambert, Inc. He is currently a director, and serves on the Audit and Compensation Committees, of Geneva Financial Corp., a publicly held specialty, consumer finance company.

Christopher G. Payan joined the Company as its Vice President of Finance in July 2001. In October 2001, he was appointed as its Senior Vice President, Chief Financial Officer, Secretary and Treasurer; and, on April 29, 2002, was appointed as one of its Chief Operating Officers. On March 24, 2004, Mr. Payan was appointed to the Company’s board of directors and resigned as its Treasurer. From March 1995 through July 2001, Mr. Payan was employed by Arthur Andersen LLP, at the time, one of the world’s largest professional services firms, where he provided various audit, accounting, operational consulting and advisory services to various small and mid-sized private and public companies in various industries. Mr. Payan also serves on the boards of directors of Hauppauge Digital, Inc. and Newtek Business Services, Inc. Mr. Payan is a certified public accountant.

Samuel Z. Herskowitz joined the Company in January 1996 and, effective April 29, 2002, was appointed as one of its Chief Operating Officers, as well as its Chief Marketing Officer. From 1996 to April 1997, Mr. Herskowitz served as the Director of Operations of EVI’s then wholly-owned subsidiary, Insight Laser Centers, Inc. In April 1997, Mr. Herskowitz became responsible for the Company’s corporate communications and, in January 1998, was appointed to the position of Director of Marketing and Advertising of the Company, in which position he served until April 1999, when he became the Company’s Vice President— Marketing and Advertising. From 1993 to December 1996, Mr. Herskowitz was the Director of Public Relations for Rosenblum Eye Centers located in New York City. Mr. Herskowitz received a Masters in Business Administration from Baruch College of the City University of New York in May 1995.

Myles S. Lewis joined the Company in October 1999 as its Vice President—Managed Care and, effective April 29, 2002, was appointed as one of the Company’s Chief Operating Officers and its Senior Vice President—Business Development. From October 1998 to September 1999, Mr. Lewis served as Vice President of Managed Care for Vista Eyecare, Inc., located in Lawrenceville, Georgia, as well as President of ProCare Eye Exam, Inc., Vista’s health maintenance organization located in the State of California. From January 1993 to September 1998, Mr. Lewis was employed by New West Eyeworks, located in Tempe, Arizona, in various executive capacities, including Vice President—Managed Care, President of Vista Eyecare Network, LLC, a managed care company owned by New West Eyeworks, and Director of Strategic Projects and Operations. Mr. Lewis graduated from Arizona State University in 1991, where he received a Bachelors of Science degree in Management.

Dr. Nicholas Shashati has been the Director of Professional Services of the Company since July 1992 and, since March 1, 1998, the President of the Company’s wholly owned subsidiary, VisionCare of California, Inc., or VCC. Dr. Shashati earned a Doctor of Optometry degree from Pacific University of California in 1984, and received a Bachelor of Visual Science degree from Pacific University and a Bachelor of Science degree in Biology from San Diego State University. Dr. Shashati is licensed as an optometrist in the States of New York, California, Arizona and Oregon. He is Chairperson for the Quality Assurance Committee of the Company, as well as a Practice Management Consultant.

Brian P. Alessi joined the Company as its Assistant Controller in October 2001. In February 2002, he was appointed as its Controller, and on March 24, 2004 was appointed Treasurer of the Company. From December 1999 through October 2001, Mr. Alessi was employed by Arthur Andersen LLP, where he provided audit, accounting and consulting services to small and mid-sized companies in various industries. From August 1997 through December 1999, Mr. Alessi was employed by Yohalem Gillman & Company LLP, where he provided audit and accounting services to small and mid-sized private companies, and tax services to individuals. Mr. Alessi graduated from the University of Miami in 1997, where he received a Bachelors of Business Administration degree in Accounting.

Operation of the Board of Directors

During the fiscal year ended December 31, 2003, the Board held one meeting in person, seven meetings telephonically, and acted by unanimous written consent one time. Each director attended at least 75% of the meetings held by the Board during the period in which such director served, including the meetings held by the Committees on which such director served.

Corporate Governance

As an issuer subject to the periodic requirements of the Securities and Exchange Act of 1934, the Company also is subject to various of the requirements of the Sarbanes-Oxley Act of 2002, or SOXA. Although neither our common stock nor our senior convertible preferred stock presently is listed on a national securities exchange or a U.S. Inter-dealer quotation system of a registered national securities association, we are committed to establishing and maintaining high standards of corporate governance. Management accessibility and accountability, as well as frequent and transparent communication with our public shareholder base and the investor community, is a central theme of this standard. Accordingly, management intends to work closely with our proposed newly constituted Board to identify and implement, in 2004, appropriate enhancements and improvements to our corporate governance initiatives including, to the extent in the best interests of our public shareholders, identifying and adopting certain corporate governance programs, procedures and best practices as consistent as reasonably practicable with those of a company listed on the Nasdaq National Market.

In furtherance of the aforementioned, we intend to enhance the design and maintenance of internal controls, procedures and approval processes. We also intend to review and, where deemed appropriate, rewrite the charters of the Committees of the Board to implement corporate governance initiatives and best practices.

In order to further ensure the proper corporate governance of the Company, we have long standing guidelines, either non-written or embodied in resolutions adopted by the Board, that we originally implemented at the time of our initial public offering, which include the establishment of an independent committee to review and approve transactions involving the Company and any of its directors, officers and major shareholders, under which no director or member of any committee of the Board may vote on any matter in which he may have an interest, however remote, and pursuant to which, as a rule, directors do not get involved in management decisions regarding specific franchise operations of the Company. Since becoming a public company we have abided by those guidelines, although they are not binding on the Company, and intend to implement even more stringent policies and procedures, regarding the consideration and approval of transactions with the officers, directors and significant shareholders of the Company and their affiliates, as well as with respect to the obligations of the directors, officers and significant shareholders relating to business opportunities in which the Company has a legitimate right and expectancy. See also “Certain Relationships and Related Transactions.”

Director Independence Standards

Currently, the sole member of the Board meeting the definition of “independence,” as such term is defined in the Nasdaq listing standards, is Joel L. Gold. If so elected as directors, Seymour G. Siegel and Harvey Ross would also meet this standard.

Based on the aforementioned independence standard, the Board believes that Alan Cohen and Robert Cohen are not independent. As a result, as further discussed below, the Board anticipates replacing them on most of the committees of the Board in favor of Harvey Ross and Seymour G. Siegel. We intend that these independent members of the Board will hold regularly scheduled executive sessions at least twice a year at which only independent directors are present. Additionally, we intend to adopt a code of conduct applicable to directors, officers and employees that complies with the definitions of “code of ethics” provided in SOXA and the rules of the SEC and Nasdaq.

Committees of the Board

The current standing committees of the Board include the Executive Committee, the Audit Committee, the Compensation Committee and the Independent Committee. In addition, on June 10, 2003 and December 22, 2003, the Board established Special Independent Committees.

The Executive Committee, whose members are currently Robert Cohen, Alan Cohen and Christopher G. Payan, is generally authorized to exercise the powers of the Board to the fullest extent permitted by applicable law. The Executive Committee did not meet during the year ended December 31, 2003.

The Audit Committee, whose members currently are Joel L. Gold, Robert Cohen and Alan Cohen, recommends the selection of the Company’s independent auditors, receives reports from such independent auditors on any material recommendations made to management, and reviews, with the auditors, any material questions or problems with respect to the accounting records, procedures or operations of the Company which have not been resolved to their satisfaction after having been brought to the attention of management. A copy of the Company’s Audit Committee Charter, which we intend to amend for the Audit Committee’s anticipated expanded role, is included in this Proxy Statement as Annex A. The Audit Committee was established in December 1995, and during the year ended December 31, 2003 met two times telephonically. In the event that they are so elected as directors, the Board anticipates appointing Seymour G. Siegel and Harvey Ross to the Audit Committee in replacement of Alan Cohen and Robert Cohen so that all members of the Audit Committee will be “independent” in accordance with Nasdaq listing standards. It is also anticipated that Mr. Siegel would be identified as the “audit committee financial expert,” and that, in the future, the Audit Committee would be charged with the current responsibilities of the Independent Committee.

Further, the Audit Committee intends to adopt a procedure for the Company’s employees to submit good faith complaints, on a confidential basis, without fear of reprisals, regarding our accounting, internal accounting controls or auditing matters. These procedures would provide for the receipt, retention and treatment of such complaints. Complaints could relate, without limitation, to fraud or deliberate error in the preparation, evaluation, review or audit of our financial statements or in the recording and maintenance of our financial records; deficiencies or non-compliance with our internal accounting controls; or misrepresentations or false statements to or by a senior officer or accountant regarding our financial records or financial reports. The Audit Committee would acknowledge the receipt of any complaint, direct the review of the complaint and direct prompt and appropriate action when and as warranted in the judgment of the Audit Committee.

The Compensation Committee, whose members are currently Alan Cohen, Robert Cohen and Joel L. Gold, administers EVI’s 1995 Stock Incentive Plan and sets the salaries and bonuses of the executive officers of the Company. In the event that they are so elected as directors, the Board anticipates appointing Harvey Ross and Seymour G. Siegel to the Compensation Committee in replacement of Alan Cohen and Robert Cohen, so that all members of the Compensation Committee would be “independent” in accordance with Nasdaq listing standards. The Compensation Committee was established in December 1995 and, during the year ended December 31, 2003, met one time telephonically.

The Independent Committee, whose members currently are Joel L. Gold, Benito R. Fernandez and Christopher G. Payan, is generally authorized to review any transaction (or series of transactions) involving more than $10,000 in any single instance, or more than $50,000 in the aggregate (other than compensation matters which are determined by the Compensation Committee) between the Company and: (i) any of its directors, officers, principal shareholders and/or each of their respective affiliates; or (ii) any employee of, or consultant to, the Company who also renders services to CFAO and/or GVS, retail optical companies owned, in part, by certain directors and shareholders of the

Company, whether or not for compensation. As discussed above, in the event that they are so elected as directors, the Board anticipates appointing Seymour G. Siegel and Harvey Ross to the Audit Committee in replacement of Alan Cohen and Robert Cohen so that all members of the Audit Committee would be “independent” in accordance with Nasdaq listing standards. The authority of the Audit Committee could then be expanded to include the current responsibilities of the Independent Committee and the Independent Committee would be disbanded. The Independent Committee was established in December 1995 and, during the year ended December 31, 2003, met once telephonically.

Special Independent Committees, whose sole member was Joel L. Gold, was established for the sole purposes of (i) evaluating the fairness and reasonableness of, and negotiating the terms of, the offer, from Horizons Investors Corp., Drs. Robert and Alan Cohen, and certain of the Cohen family members, to acquire all of the outstanding capital stock of the Company, which offer was made on June 5, 2003, and was subsequently withdrawn on November 6, 2003, and (ii) negotiating the terms of certain rescission and settlement transactions described in Note 14 of Item 8 of the Company’s Annual Report of Form 10-K for the year ended December 31, 2003 (which has been delivered with this Proxy Statement). The Special Independent Committees that were established on June 10, 2003 and December 22, 2003, respectively, each acted one time by written consent during the year ended December 31, 2003.

Nominating Committee and Procedures. The Company presently does not have a Nominating Committee. Historically, the full Board has performed the functions customarily delegated to a separate Nominating Committee. As such, the Company did not establish or believe there was any necessity to establish, as a non-listed public company, such a committee. The Company has not engaged or paid any third party to assist in the process of identifying, reviewing the qualifications of or otherwise selecting director candidates. Accordingly, nominees for director have been made historically by consensus of a majority of the entire Board. When considering nominees for directorships, the Board reviews and considers such factors as industry experience, educational credentials and accreditations, standing and profile in the principal communities where the Company conducts business, experience as a public company director, diversity and other factors which management in its overall discretion reviews to determine that nominees are well-suited to serve the best interests of the Company and its shareholders. In the event that Harvey Ross and Seymour G. Siegel are so elected as directors, the Board anticipates establishing a Nominating Committee, to be governed by a charter, with its members being Joel L. Gold, Mr. Ross and Mr. Siegel. Thus all members of the Nominating Committee would be “independent” in accordance with Nasdaq listing standards.

We do not have a formal policy with respect to the evaluation of director candidates recommended by stockholders or other persons. Historically, in light of its limited size and the nature and composition of the Company’s shareholder base, the Board has not had the need to implement such a policy. The Board, however, evaluates director candidates recommended by shareholders based on the Board’s needs at the time the recommendation is made, the Company’s resources, and the skills, industry experience, qualifications and expertise of the particular candidate. The Board considered those factors, as well as the results of certain background checks, in deciding not to nominate the Fernandez nominees for election at the Annual Meeting. In the case of the Fernandez nominees, the Board also took into account the fact that the election of those nominees would effectively result in a change of control of the Company, while no change of control payment would be made to the shareholders. See also “The Proxy Contest-Benito Fernandez’s Attempt to Take Control of the Board and the Company—Fernandez Nominees.”

Shareholders may submit written recommendations with respect to director nominees (accompanied by a notarized statement from the nominee indicating willingness to serve if elected and principal occupations or employment over the past five years) by writing to Emerging Vision, Inc., 100 Quentin Roosevelt Boulevard, Garden City, New York 11530, Attention: Secretary.

Independent of recommendations for director candidates submitted by shareholders or other persons, every year, in advance of that year’s annual meeting, the Board evaluates its size, compositions and individual members and, based on substantially the same factors it would consider in evaluating outside candidates, it determines whether changes in the Board size and/or compositions are necessary or appropriate.

Messrs. Ross and Siegel, the two non-incumbent independent Board nominees for election at this year’s Annual Meeting, were selected, Mr. Ross upon recommendation by our Chairman Dr. Alan Cohn, and Mr. Siegel upon recommendation by our director and Co-Chief Operating Officer Christopher Payan, based on, in the case of Mr.

Ross, his business acumen and industry expertise, and, in the case of Mr. Siegel, his financial and accounting expertise and small businesses knowledge and turnaround experience.

Compensation of Directors

Directors who are not employees or executive officers of the Company receive $1,500 for each board meeting attended in person, $1,000 for each committee meeting attended in person, and $500 for each board or committee meeting attended telephonically. In the event that multiple meetings are held on the same day, directors will receive compensation for one meeting. Further, all directors are reimbursed for certain expenses in connection with their attendance at board and committee meetings.

Other than with respect to the reimbursement of expenses, directors who are employees or executive officers of the Company will not receive additional compensation for serving as a director.

On May 30, 2003, the Compensation Committee of the Board granted 100,000 stock options to each of the non-employee directors of the Company. The options have an exercise price of $0.05, a term of 10 years, and are immediately exercisable. None of these options have been exercised.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2003, none of the members of our Compensation Committee had any interlocks or insider participation requiring disclosure pursuant to Item 402(j)(3) of Regulation S-K of the SEC.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires EVI’s executive officers and directors, and persons who own more than ten percent of a registered class of EVI’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than ten percent shareholders are required, by SEC regulations, to furnish EVI with copies of all Section 16(a) forms they may file.

Based solely on a review of the copies of such forms furnished to EVI, or written representations that no Forms 5 were required, we believe that, during the year ended December 31, 2003, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with, except that Benito Fernandez, Drs. Robert and Alan Cohen, and Horizons filed certain of their Form 4s after the required deadlines.

EXECUTIVE COMPENSATION

The following table sets forth the compensation, for the three years ended December 31, 2003, of each of the Company’s four most highly compensated executive officers that were serving as executive officers of the Company and its subsidiaries as of December 31, 2003 (collectively, the “Named Executive Officers”). Mr. Payan effectively acts in the capacity as the Chief Executive Officer of the Company and it is expected that he will shortly assume that title.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Annual Compensation						Long-Term Compensation		All Other Compensation
		Salary			Bonus			Securities Underlying Stock Options
Christopher G. Payan, Senior Vice President, Co-Chief Operating Officer, Chief Financial Officer, Secretary and Director (1)	2003 2002 2001	$ $ $	175,000 169,000 57,000	(2) (2) (3)	$ $ $	26,000 — —	(4)	100,000 150,000 50,000	(5) (6) (7)	$ $ $	32,200 6,000 —	(8) (9)
Myles S. Lewis, Co-Chief Operating Officer and Senior Vice President—Business Development (10)	2003 2002 2001	$ $ $	156,000 156,000 118,000	(11) (11) (12)	$ $ $	26,000 — —	(4)	100,000 — 50,000	(13) (7)	$ $ $	6,000 3,000 1,000	(14) (14) (15)
Samuel Z. Herskowitz, Co-Chief Operating Officer and Chief Marketing Officer (16)	2003 2002 2001	$ $ $	125,000 125,000 110,000	(17) (17) (17)	$ $ $	26,000 — —	(4)	100,000 — 37,500	(13) (7)	$ $ $	10,000 11,000 8,000	(18) (18) (18)
Dr. Nicholas Shashati, President—VisionCare of California	2003 2002 2001	$ $ $	102,000 102,000 102,000	(19) (19) (19)	$ $ $	— — —		— — 100,000	(7)	$ $ $	23,000 24,000 24,000	(20) (20) (20)

(1)	Mr. Payan became Vice President of Finance of the Company on July 16, 2001, Senior Vice President, Chief Financial Officer, Treasurer and Secretary of the Company in October 2001, and one of the Company’s Chief Operating Officers on April 29, 2002. On March 24, 2004, Mr. Payan resigned as Treasurer and was appointed a director of the Company.
(2)	Represents salary paid to Mr. Payan. On May 3, 2004, effective January 1, 2004, the annual base compensation for Mr. Payan was increased to $275,000. See also “Employment Contracts.”
(3)	Represents salary paid to Mr. Payan for the period from July 16, 2001 through December 31, 2001.
(4)	Represents bonus payable related to the year ended December 31, 2003.
(5)	All of these options were exercised on May 20, 2004.
(6)	All of these options were exercised in February 2003.
(7)	All of these options are fully vested and exercisable.
(8)	Represents car allowance payments made to Mr. Payan, along with the payment for certain additional services provided in connection with the Company’s evaluation of an offer, during 2003, by certain of its directors and principal shareholders, and some of their immediate family members, to acquire all of the outstanding capital stock of the Company.
(9)	Represents car allowance payments made to Mr. Payan.
(10)	Mr. Lewis was originally employed as the President of the Company’s Insight Managed Care Division for the period from October 12, 1999 through January 19, 2001, when he resigned from the Company. Mr. Lewis was rehired on April 30, 2001 as the Company’s Vice President – Business Development. On April 29, 2002, Mr. Lewis became one of the Company’s Chief Operating Officers and its Senior Vice President – Business Development.
(11)	Represents salary paid to Mr. Lewis. On May 3, 2004, effective January 1, 2004, the annual base compensation for Mr. Lewis was increased to $190,000.

(12)	Represents salary paid to Mr. Lewis for the period from January 1, 2001 through January 19, 2001 and for the period from April 30, 2001 through December 31, 2001.
(13)	All of these options were exercised in November 2003.
(14)	Represents car allowance payments made to Mr. Lewis.
(15)	Represents health insurance payments made on behalf of Mr. Lewis for the period from January 1, 2001 through January 19, 2001 and for the period from April 30, 2001 through December 31, 2001.
(16)	Mr. Herskowitz served as Director of Marketing and Advertising of the Company until January 2, 2001, when he became Vice President – Marketing and Advertising. On April 29, 2002, Mr. Herskowitz became one of the Company’s Chief Operating Officers and its Chief Marketing Officer.
(17)	Represents salary paid to Mr. Herskowitz. On May 3, 2004, effective January 1, 2004, the annual base compensation for Mr. Herskowitz was increased to $190,000.
(18)	Represents car allowance payments made to Mr. Herskowitz.
(19)	Represents salary paid to Dr. Shashati by VCC.
(20)	Includes car allowance payments made to Dr. Shashati by VCC and additional salary paid to Dr. Shashati by the Company.

Option Grants in Last Fiscal Year

The following table sets forth information concerning the options granted, during 2003, to the Named Executive Officers of the Company:

Name	Number of Shares Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date		Potential Realizable Value of Assumed Annual Rates of Stock Price Appreciation for Option Term
						5%	10%
Christopher G. Payan	100,000	33.3%	$0.05	5/29/13	(1)	$3,000	$8,000
Myles S. Lewis	100,000	33.3%	$0.05	5/29/13	(1)	$3,000	$8,000
Samuel Z. Herskowitz	100,000	33.3%	$0.05	5/29/13	(1)	$3,000	$8,000

(1)	On May 30, 2003, the Compensation Committee of the Board granted 100,000 stock options to each of the three Co-Chief Operating Officers of the Company. The options had an exercise price of $0.05, a term of 10 years, and were immediately exercisable. On November 11, 2003, November 13, 2003 and May 20, 2004, respectively, the Company’s Co-Chief Operating Officers exercised the aforementioned 100,000 stock options granted to each of them.

Equity Compensation Plan Information

The following table contains information as of December 31, 2003 concerning (1) the number of shares of common stock to be issued upon the exercise of outstanding options, warrants and rights issued under our existing equity compensation plans, (2) the weighted average exercise price of those options, warrants and rights, and (3) the number of securities remaining available for future issuance under those plans. See also Note 15 of Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 (which has been delivered with this Proxy Statement) for more detailed information regarding the Company’s equity compensation plans.

	(A)	(B)	(C)
Plan Category	Number of securities to be issued upon exercise of outstanding options and warrants	Weighted-average exercise price of outstanding options and warrants	Number of securities available for future issuance under equity compensation plan (excludes securities reflected in column (A)
Authorized by shareholders	4,605,635	$3.69	2,394,365
Not authorized by shareholders	67,543,629	$0.33	—

Aggregate Options Exercised in Last Fiscal Year and Fiscal Year-End Option Values

The following table contains information concerning the exercise of stock options (exercised and unexercised) during the last completed fiscal year by the Named Executive Officers, as well as information concerning the number and value of unexercised options. The value of options is calculated using the difference between the option exercise price and $0.105 (representing the year-end price of EVI’s common stock on the OTC Bulletin Board) multiplied by the number of shares underlying the option.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In- the-Money Options at FY-End ($)* Exercisable/Unexercisable
Christopher G. Payan	150,000	$—	150,000/-0-	$5,500/$0
Myles S. Lewis	100,000	$19,000	50,000/-0-	$0/$0
Samuel Z. Herskowitz	100,000	$18,000	67,500/-0-	$0/$0
Dr. Nicholas Shashati	—	$—	140,000/-0-	$0/$0

*	The stock options granted to the Named Executive Officers have exercise prices as follows: Christopher G. Payan: 100,000 options at $0.05 (subsequently exercised on May 20, 2004), and 50,000 options at $0.26; Myles S. Lewis: 50,000 options at $0.33; Samuel Z. Herskowitz: 37,500 options at $0.33, 20,000 options at $6.31, and 10,000 options at $3.25; and Dr. Nicholas Shashati: 100,000 options at $0.33, 20,000 options at $6.31, 10,000 options at $3.25, and 10,000 options at $7.50.

Employment Agreements

Effective February 11, 2002, the Company and Mr. Christopher G. Payan entered into a three-year employment agreement pursuant to which he was appointed as the Company’s Senior Vice President, Co-Chief Operating Officer, Chief Financial Officer, Secretary and Treasurer (Mr. Payan resigned as Treasurer only on March 24, 2004). Pursuant to the agreement, Mr. Payan is to be paid an annual base salary of $175,000 per year (which salary was adjusted by the Compensation Committee, in May 2004, to $275,000 per year), receives a monthly automobile allowance of $600, and is entitled to an annual bonus in an amount equal to 5% by which the earnings of the Company before interest, taxes, depreciation and amortization and certain other items, as defined, exceeds $2,000,000, in any year ending December 31st. In April 2004, Mr. Payan was paid a bonus of $26,000 related to the year ended December 31, 2003.

In addition, pursuant to the terms of said agreement, Mr. Payan was granted 150,000 employee stock options, all of which were immediately vested (and which Mr. Payan subsequently exercised on February 20, 2003), and the 50,000 employee stock options granted to Mr. Payan on July 16, 2001 became immediately vested.

The Company has not entered into employment agreements with any other of its officers.

Stock Price Performance Graph

The following graph shows the performance of an initial investment of $100 in the Company’s common stock compared to equal investments in the S&P 500 Index, and the peer group (consisting of the Company’s main competitors, Sight Resources Corp., Cole National Corp. and National Vision, Inc.) over the five-year period beginning December 31, 1998 and ending December 31, 2003. The graph reflects reinvestment of all dividends paid. The Company’s common stock began trading on the Nasdaq National Market on December 20, 1995 at a price of $7.50 per share, and, as of August 23, 2001, began trading on the OTC Bulletin Board.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG EMERGING VISION, INC, THE S&P 500 INDEX

AND A PEER GROUP

This graph does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate the graph by reference therein.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board has furnished the following report on executive compensation:

Philosophy

The compensation philosophy of the Company is to develop and implement policies that will encourage and reward outstanding performance, seek to increase the profitability of the Company, and maximize the Company’s return on equity so as to increase shareholder value. Maintaining competitive compensation levels in order to attract and retain executives who bring valuable experience and skills to the Company is also an important consideration. The Company’s executive compensation programs are designed to attract and retain talented individuals and motivate them to achieve the Company’s business objectives and performance targets, including increasing long-term shareholder value.

The Compensation Committee of the Board is comprised of the following three directors: Alan Cohen, Robert Cohen and Joel L. Gold. Working with the Company, the Compensation Committee develops and implements compensation plans for the Company’s executive officers.

Compensation Structure

The Compensation Committee believes that it is in the best interests of the Company and its shareholders that its executive officers be compensated in a manner that provides such officers with a strong incentive to advance both the short-term and long-term interests of the Company.

The annual cash compensation of most of the Company’s executive officers consists primarily of an annual salary, a performance bonus and stock options. The Compensation Committee also has discretion to award discretionary bonuses to each of the executive officers.

Non-cash compensation of executive officers consists of options granted under the Company’s 1995 Stock Incentive Plan. These stock options produce value for executives only if the Company’s stock price increases over the respective option exercise prices. Although there are no particular targets with respect to the number of options granted to an executive officer, in general, the higher the level of an executive’s responsibility, the larger this stock-based component of such person’s compensation will be. In addition, in determining the size of option awards for a particular executive officer, the Compensation Committee considers the amount of stock options awarded to other executive officers in a like position.

The compensation of each executive officer (other than the Chief Executive Officer), is based on an annual review of such officer’s performance by the Chief Executive Officer and his recommendations to the Compensation Committee; and the compensation of the Chief Executive Officer is determined by the Compensation Committee. Although the Company does not currently have a Chief Executive Officer, Mr. Payan effectively acts in that capacity and it is expected that he will shortly assume that title. In establishing and administering the variable elements in the compensation of the Company’s executive officers, the Compensation Committee tries to recognize individual contributions, as well as overall business results. Compensation levels are also determined based upon the executive’s responsibilities, the efficiency and effectiveness with which he/she marshals resources and oversees the matters under his/her supervision, and the degree to which he/she has contributed to the accomplishment of major tasks that advance the Company’s goals.

Executive Officer Compensation for 2003

During the year ended December 31, 2003, each of Christopher G. Payan, the Company’s Senior Vice President, Co-Chief Operating Officer and Chief Financial Officer and Secretary, Myles S. Lewis, its Senior Vice President – Business Development and Co-Chief Operating Officer, Samuel Z. Herskowitz, its Chief Marketing Officer and Co-Chief Operating Officer, and Brian P. Alessi, its Controller and Treasurer, were not employed by the Company pursuant to employment agreements, with the exception of Mr. Payan. The base salary to which each executive officer was entitled to during the 2003 fiscal year, with the exception of Mr. Payan, was based upon the Company’s goal of attracting and retaining qualified executives. Mr. Payan’s base salary was based upon that agreed to in his employment agreement, as described under “Executive Compensation—Employment Agreements”.

During the year ended December 31, 2003, the following employee stock options were granted by the Compensation Committee to the Company’s executive officers: Christopher G. Payan – 100,000; Myles S. Lewis – 100,000; Samuel Z. Herskowitz – 100,000, and Brian P. Alessi – 0.

Although the Compensation Committee believes that the compensation paid to its executive officers is comparable to compensation paid by similar companies, it has not made any independent investigation.

The Compensation Committee feels that actions taken regarding executive compensation are appropriate in view of each individual’s, as well as the Company’s, overall performance.

Chief Executive Officer Compensation for 2003

Christopher G. Payan has served as the Company’s Senior Vice President, Co-Chief Operating Officer and Chief Financial Officer since April 2002. Although the Company does not currently have a Chief Executive Officer, Mr. Payan effectively acts in that capacity and it is expected that he will shortly assume that title. The terms of Mr. Payan’s employment by the Company are described in detail under “Employment Agreements.”

The Committee believes that the 2003 salary of Mr. Payan was reasonable in light of his leadership. The Committee believes that the 2003 compensation level for Mr. Payan reflected the Committee’s confidence in him and the Company’s desire to retain his talents. In this instance, the Committee sought to provide a total compensation package that is competitive with individuals who hold comparable positions or have similar qualifications in other similar organizations.

The foregoing report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this report by reference therein.

Respectfully submitted:

THE COMPENSATION COMMITTEE

By:   Alan Cohen

Robert Cohen

Joel L. Gold

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company is committed to establishing and maintaining high standards of corporate governance, ethics and business conduct. This means the Company conducts its business and manages its affairs in accordance with the spirit and letter of all applicable laws, regulations and public policies, and strives to implement best practices applicable to similarly situated companies.

From time to time, the Company historically has, and may in the future, transact business with certain of its directors, officers and significant shareholders, and with their respective affiliated companies. In addition, certain of the Company’s directors are directors of, have significant economic interests in, and are engaged in businesses substantially similar to, the businesses engaged in by the Company.

Recognizing that certain of our directors, officers and significant shareholders may have a direct or indirect financial or other interest in certain transactions involving the Company, and that they also may have an interest in certain corporate opportunities available to the Company, the Company has established policies and procedures, and intends to implement even more stringent policies and procedures to ensure that the terms of any such transactions with our directors, officers and significant stockholders are negotiated on behalf of the Company exclusively by our independent and disinterested directors, and that the terms of such transactions are at least as favorable to the Company as the terms which the Company otherwise could obtain in “arms-length” transactions with unaffiliated third parties. The Company also intends to adopt new policies and procedures to define, with specificity, those financial and business opportunities in which the Company has a legitimate right to and expectancy in, and which belongs to the Company, and to prohibit the taking by any director, officer, significant shareholder or key employee, for themselves or any of their affiliates, of any such corporate opportunity properly belonging to the Company or in which the Company may have a reasonable interest or expectancy.

As discussed above, our proposed, newly constituted Audit Committee, to consist entirely of independent directors, will be charged with the current responsibilities of the Independent Committee, and the Independent Committee will be disbanded.

The following sets forth the relationships of certain of our directors, officers and significant shareholders with third parties that are engaged in businesses that are similar to the businesses engaged in by the Company, as well as transactions involving the Company in the prior fiscal year in which a director, officer or significant shareholder of the Company, or a third party with whom such director is affiliated, had an interest.

Cohen’s Fashion Optical

Drs. Robert and Alan Cohen are officers and directors of Cohen Fashion Optical, Inc., or CFAO, including its affiliate, Real Optical, LLC. (“REAL”). CFAO, which has been in existence since 1978, owns a chain of company-operated and franchised retail optical stores doing business under the name “Cohen’s Fashion Optical.” As of March 24, 2003, CFAO had 74 franchised stores and 6 company-owned stores (including one store operated by an affiliate of CFAO under the name “Cohen’s Optical”). In addition, CFAO also licenses to retail optical stores the right to operate under the name “Cohen’s Kids Optical” or “Ultimate Spectacle.” As of March 26, 2004, there were two Ultimate Spectacle stores located in the State of New York; and REAL, as of such date, operated three stores (under the name “Cohen’s Fashion Optical”), all of which were located in New York State. CFAO and REAL stores are similar to the Company’s retail optical stores. CFAO has been offering franchises since 1979 and currently has retail optical stores in the States of Connecticut, Florida, New Hampshire, Massachusetts, New Jersey and New York. In the future, Cohen’s Fashion Optical, Cohen’s Kids Optical or Ultimate Spectacle stores may be located in additional states. As of March 26, 2004, approximately 15 CFAO stores were located in the same shopping center or mall as, or in close proximity to, certain of the Company’s retail optical stores. It is possible that one or more additional Cohen’s Fashion Optical stores, Cohen’s Kids Optical stores or Ultimate Spectacle stores may, in the future, be located near one or more of the Company’s retail optical stores, thereby competing directly with such Company stores. In addition, the Company’s stores and certain of CFAO’s stores jointly participate, as providers, under certain third party benefit plans obtained by either the Company or CFAO, which arrangement is anticipated to continue in the future.

In January 2002, the Company subleased from CFAO, for a term of five years, a portion of the space then being leased by CFAO in a building located at 100 Quentin Roosevelt Boulevard, Garden City, New York and, in connection therewith, relocated its principal executive offices to such premises. Occupancy costs are being allocated between the Company and CFAO based upon the respective square footages being occupied. The Company believes that its rent with respect to such premises is equal to the fair market rental value of such space.

On December 31, 2002, the Company refinanced certain past due amounts, owed to CFAO, in an effort to improve its current cash flow position. As a result, the Company signed a 5-year, $200,000 promissory note, in favor of CFAO, bearing interest at a rate of 10% per annum, and which is payable in equal monthly installments of principal and interest.

In the ordinary course of business, largely due to the fact that the entities occupy office space in the same building, and in an effort to obtain savings with respect to certain administrative costs, the Company and CFAO will at times share in the costs of minor expenses. Management believes it has appropriately accounted for these expenses.

General Vision Services

In January 2001, General Vision Services, LLC, or GVS, a Delaware limited liability company located in New York City and beneficially owned, in principal part, by Drs. Robert and Alan Cohen and certain members of their respective immediate families (collectively, the “Cohen Family”), acquired substantially all of the assets of General Vision Services, Inc. As of March 26, 2004, GVS operated approximately 24 retail optical stores, principally located in New Jersey and in the New York metropolitan area, which stores are similar to the retail optical stores operated and franchised by the Company. In addition, GVS solicits and administers third party benefit programs similar to those being administered by the Company. It is possible that a GVS store, or another retail optical store which provides third party benefit plans administered by GVS, may now or in the future be located near one or more of the Company’s retail optical stores and may be competing directly with such store.

Furthermore, the Company, CFAO and GVS jointly participate in certain third party benefit plans, and certain of the Company’s retail optical stores, CFAO’s stores and GVS’ stores participate as providers under third party benefit plans obtained by either the Company, CFAO or GVS and, in all likelihood, will continue to do so in the future.

In June 2001, the Company subleased to GVS its retail optical store (and the furniture, fixtures and equipment located therein), located in Nyack, New York, at a rent per month equal to the rent and additional rent payable under the Master Lease for such store, less a monthly rental credit, until May 31, 2003, of $2,500. Pursuant to the terms of such sublease, the Company transferred and conveyed to GVS all of such store’s furniture, fixtures and equipment from and after June 15, 2003. The Company continues to sublet this store to GVS, however the Company no longer provides a rent subsidy.

Further, in April 2002, EVI sold to GVS, for the sum of $55,000, substantially all of the assets of one of its stores located in New York City, together with all of the capital stock of its wholly-owned subsidiary, Sterling Vision of 125th Street, Inc., which is the tenant under the Master Lease for such store.

During 2003, 2002 and 2001, the Company purchased from City Lens, Inc., or City Lens, an ophthalmic lens laboratory owned by GVS, ophthalmic lenses and certain lens refinishing services for its Company-owned stores. For the years ended December 31, 2003, 2002 and 2001, the total cost of such lenses and services purchased from City Lens was approximately $26,000, $228,000 and $243,000, respectively. The Company believes that the cost of such lenses and services were as favorable to the Company as those which could have been obtained from an unrelated third party.

Vision World

In October 2003, Vision World, LLC, a Delaware limited liability company located in New York City and beneficially owned, in principal part, by Drs. Robert and Alan Cohen and certain members of the Cohen Family, acquired substantially all of the assets of Eyeglass Services Industries, Inc.’s third party administration business. Vision World solicits and administers third party benefit programs similar to those being administered by the Company. It is possible that a Vision World store, or another retail optical store which provides third party benefit plans administered by Vision World, may now or in the future be located near one or more of the Company’s retail optical stores and may be competing directly with such store.

Additional Agreements and Transactions Between the Company and the Cohen Family

On December 6, 2001, the Company borrowed from Broadway Partners, LLC, a New York partnership owned by certain of Dr. Robert and Alan Cohen’s children, the sum of $300,000, which loan, together with interest thereon, calculated at 1% above the prime rate of interest, was repaid to Broadway Partners, in full, on January 23, 2002.

On July 23, 2002, the Board authorized the Company to borrow $300,000 from Dr. Robert Cohen. The loan was payable on August 10, 2002, together with interest in an amount equal to 1% of the principal amount of such loan. The Company repaid this loan, in full, on August 8, 2002.

On April 4, 2003, the Board authorized the Company to borrow $100,000 from Dr. Robert Cohen. The loan was payable immediately after the closing of the Company’s rights offering (see “—Transactions Among the Company, Horizons Investors Corp. and the Cohen Family”), together with interest in an amount equal to 1% of the principal amount of such loan. The Company repaid this loan, in full, on April 22, 2003, with a portion of the proceeds from the rights offering.

Newtek Business Services

Christopher G. Payan, one of the Company’s Chief Operating Officers and directors, serves on the board of directors of Newtek Business Services, Inc., or NBSI, a company that provides various financial services to both small and mid-sized businesses. The Company utilizes the bank and non-bank card processing services of one of NBSI’s affiliated companies. During the year ended December 31, 2003, the Company paid approximately $23,000 to such affiliate for such services provided. The Company believes that the cost of such services was as favorable to the Company as those that could have been obtained from an unrelated third party.

Horizons Investors Corp. and Matters Relating to Benito R. Fernandez

On December 3, 2001 and December 20, 2001, the Company borrowed from Horizons the sums of $150,000 and $300,000, respectively, each of which loans, together with interest thereon, calculated at 1% above the prime rate, were repaid by the Company, in full, on January 23, 2002.

On January 23, 2002, the Company and Horizons entered into a series of agreements pursuant to which Horizons established, in favor of the Company, a credit facility, in the maximum amount of $1,000,000 and, in connection therewith, the Company obtained from Horizons advances thereunder, totaling $450,000. In connection with the closing of the Company’s rights offering, the Company repaid these amounts, in full, on April 22, 2003.

In connection with the above financing arrangements, EVI issued to Horizons, five-year warrants to purchase up to 2,500,000 shares of EVI’s common stock at an exercise price of $0.01 per share. Horizons exercised 2,000,000, 250,000 and 250,000 of such warrants on May 1, 2002, July 22, 2002 and October 22, 2002, respectively.

Transactions Among the Company, Horizons Investors Corp. and the Cohen Family

In early 2003, the Company effected a shareholder rights offering. The rights offering consisted of 50,000,000 units, each consisting of one share of the Company’s common stock and a warrant, having a term of 12 months, to purchase one additional share of common stock at an exercise price of $0.05, which was determined based on certain closing price and volume requirements during the subscription period. The terms of the rights offering provided that each shareholder was granted 1.67 non-transferable rights for every share of common stock owned as of the record date, February 25, 2003. Each right was exercisable for one unit at a price of $0.04. Approximately 92,700,000 units were subscribed for in the rights offering, and, as a result, 50,000,000 new shares of common stock, and warrants to purchase 50,000,000 additional shares of common stock, were issued, resulting in net proceeds of approximately $1,859,000.

Effective December 31, 2003, the Company entered into agreements, with each of Horizons and some members of the Cohen Family, collectively referred to as the “subject shareholders,” pursuant to which the Company and each of the subject shareholders agreed to, and effectuated, (a) the rescission, ab initio, of the exercise, by the subject shareholders, of 13,000,000 of the rights of the subject shareholders (and, accordingly, of the issuance, to such subject shareholders, of the units associated therewith) granted to them in the rights offering, and (b) the rescission, surrender and cancellation of all of the 33,210,028 remaining warrants that the subject shareholders had acquired in the rights offering. In connection with these rescission transactions, the Company agreed to repay to each subject shareholder the $0.04 subscription amount originally paid for each of the rescinded units (together with interest at a rate of 6% per annum from the date of original acquisition), which, in the aggregate for all of the subject shareholders, totaled $520,000. This sum (plus interest) is payable by the Company on or before April 14, 2007, pursuant to a series of promissory notes issued to the subject shareholders.

Recognizing that the subject shareholders suffered certain damages in connection with the rescission transactions described above, on December 31, 2003, (i) the Company entered into settlement agreements with each of the subject shareholders, pursuant to which the subject shareholders released the Company from any and all claims that they may have had against the Company as a result of the consummation of the rescission transactions, and (ii) the Company, in consideration for such releases, granted to the subject shareholders, in the aggregate, new warrants to purchase 59,210,028 shares of the Company’s common stock at exercise prices ranging from $0.0465 to $0.0489. These exercise prices were calculated with the intention of allowing the subject shareholders to purchase equity of the Company on substantially the same economic terms to which they would have been originally entitled pursuant to the rights offering, but for the rescission transactions. The new warrants are not exercisable until April 15, 2006, and expire on April 14, 2008.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee assists the Board in fulfilling its oversight responsibilities to the Company’s shareholders relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the audit process. The primary responsibility for the Company’s financial reporting lies with senior management. The Company’s independent accountants, Miller, Ellin & Company, LLP, are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles for the United States.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or certify the activities of management and the independent accountants. The Audit Committee operates under a written charter adopted by the Board.

In this context, the Audit Committee has reviewed and discussed with management the Company’s audited financial statements. The Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees.”

The Audit Committee has received the written disclosures and the letter from the independent accountants required by the Independent Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent accountants the independent accountants’ independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the SEC.

Audit Committee Financial Expert

The Board of Directors has determined that the Audit Committee does not have an “audit committee financial expert,” as that term is defined in Item 401(h) of Regulation S-K. However, upon election, the Company intends to identify Seymour G. Siegel as its audit committee financial expert.

Fees of Independent Public Accountants

On April 29, 2002, the members of the Company’s Audit Committee recommended to the Board that it discontinue the future retention of Arthur Andersen, LLP, or Andersen as the Company’s principal accountants and, on June 18, 2002, the Company formally dismissed Andersen as its independent public accountants. In connection with the audit of the fiscal year ended December 31, 2001, the Andersen report did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the year ended December 31, 2001, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of such firm, would have caused it to make reference to the subject matter of the disagreement as part of its report.

On August 5, 2002, the Audit Committee recommended to the Board that it select Miller, Ellin & Company LLP as its new independent public accountants, which recommendation was accepted and unanimously passed by the Board. On August 7, 2002, the Company engaged Miller Ellin as its new independent public accountants. The Audit Committee has appointed Miller Ellin to be Company’s auditors for the fiscal year 2004. Miller Ellin served in this capacity for the fiscal years 2002 and 2003.

Representatives of Miller Ellin will not be present, and therefore they will not be making any statement or answer questions, at the Annual Meeting.

The following is a summary of the fees billed to us by Miller Ellin for professional services rendered for the years ended December 31, 2003 and 2002:

Fee Category	2003	2002
Audit fees (1)	$92,500	$160,468
Audit-related fees	—	—
Tax fees (2)	—	45,000
All other fees (3)	9,532	—

Total fees	$102,032	$205,468

(1)	Audit fees consist of aggregate fees billed for professional services rendered for the audit of our annual financial statements and review of the interim financial statements included in quarterly reports or services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for the years ended December 31, 2003 and 2002.

(2)	Tax fees consist of aggregate fees billed for professional services rendered for the preparation of our consolidated federal and state tax returns that are normally provided by the independent auditors in connection with IRS regulations for the years ended December 31, 2003 and 2002.

(3)	All other fees include fees billed for other permissible non audit-related research and advice.

The Audit Committee approves the engagement letter under which Miller Ellin provides audit services to the Company. Given the fact that, historically, the volume of permissible non audit-related services has been immaterial, the Audit Committee has not established a pre-approval policy for those services.

The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this report by reference therein.

Respectfully submitted: THE AUDIT COMMITTEE
By:	Joel L. Gold
Alan Cohen Robert Cohen

OTHER MATTERS

Except as discussed in this Proxy Statement, the Board does not know of any matters that are to be presented at the Annual Meeting other than those stated in the Notice of 2004 Annual Meeting and referred to in this Proxy Statement. If other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed white proxy card to vote thereon in accordance with their best judgment. Moreover, the Board reserves the right to adjourn, postpone, continue or reschedule the Annual Meeting, depending on the circumstances and the Board’s belief that such adjournments, postponements, continuations or reschedulings would be in the best interests of all EVI shareholders.

ANNUAL REPORT

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and Quarterly Report on Form 10-Q for the three months ended March 31, 2004, are being mailed to shareholders together with this Proxy Statement. Shareholders of record who did not receive the Annual Report or Quarterly Report may request a copy free of charge by writing to the Company at 100 Quentin Roosevelt Boulevard, Garden City, New York 11530, Attention: Secretary, or calling (516) 390-2100.

METHOD AND COST OF SOLICITATION OF PROXIES

The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. The Company has engaged the firm of Georgeson Shareholder Communications Inc., as its proxy solicitor, at a fee estimated to be $15,000 for the mailing of this Proxy Statement, plus $15,000 payable if the insurgent mails its proxy statement, plus a $10,000 fee payable if our nominees are elected at the Annual Meeting, plus reimbursement of out-of-pocket expenses. In addition to solicitation of proxies by mail, directors, director nominees, officers and employees of the Company (who will receive no additional compensation therefor) may solicit the return of proxies by telephone, telegram or personal contact. Arrangements have also been made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares of capital stock of the Company held of record by such persons, and the Company will reimburse those firms for the reasonable out-of-pocket expenses incurred by them in connection therewith in accordance with the rules of the SEC.

Expenses related to the solicitation of shareholders in excess of those normally spent for an annual meeting, and excluding the costs of litigation (if any), are expected to aggregate approximately $[            ], of which approximately $[            ] has been spent to date. Annex B to this proxy statement sets forth certain information relating to the Company’s directors, nominees, officers and other employees of the Company who will be soliciting proxies on the Company’s behalf.

SHAREHOLDER PROPOSALS

If any shareholder of the Company intends to present a proposal for consideration at the 2005 annual shareholder meeting and desires to have such proposal included in the 2005 proxy statement and proxy card distributed by the Board with respect to such meeting, such proposal must be received at the Company’s principal executive offices, 100 Quentin Roosevelt Boulevard, Suite 508, Garden City, New York 11530, Attention: Secretary and General Counsel, by not later than [            ], 2004 (or, if the date of the 2005 annual meeting is changed by more than 30 days from the date of the 2004 annual meeting, a reasonable time before the Company begins to print and mail its 2005 proxy materials). Upon receipt of a proposal, the Company will determine whether or not to include the proposal in its 2005 proxy statement in accordance with applicable law.

Shareholder proposals submitted after [            ], 2005 will not be included in the Company’s 2005 proxy statement but may be raised at the 2005 Annual Meeting. However, if any shareholder wishes to present a proposal for the 2005 Annual Meeting that is not included in the Company’s proxy statement for that meeting and fails to submit that proposal on or before May 3, 2005, as required under our bylaws, then the persons named as proxies in the Company’s proxy card accompanying its 2005 proxy statement will be allowed to use their discretionary voting authority when the proposal is raised at the 2005 Annual Meeting, without any discussion of the matter in the Company’s 2005 proxy statement.

IMPORTANT

Your vote at the 2004 Annual Meeting is especially important because of Fernandez’s attempt to take control of the Board. Please sign and date the enclosed WHITE proxy card and return it in the enclosed envelope promptly.

We urge you not to sign or return any blue proxy card that may be sent to you by Fernandez or Horizons, even as a protest vote against them. If you previously voted on a Fernandez blue proxy card, you have every legal right to change your vote. You can do so simply by signing, dating and returning the enclosed WHITE proxy card. A person giving any proxy has the power to revoke it (whether such proxy was solicited by the Company or Fernandez) at any time before the voting, by submitting to the Company or to Horizons a written revocation or duly executed proxy card bearing a later date. Only your latest dated proxy card will count. Please refer to “The Annual Meeting—How You May Vote” for a discussion of how to revoke your proxy.

If the EVI shares you own are held in the name of a broker, bank, or other nominee, only it can sign a WHITE proxy card with respect to your shares and only upon specific instructions from you. Please contact the person responsible for your account and give instructions for a WHITE proxy card to be signed representing your EVI shares. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of such instructions to our proxy solicitor, Georgeson Shareholder Communications Inc., at the address indicated below so that Georgeson can attempt to ensure that your instructions are followed.

If you have any questions about executing your proxy or require assistance, please contact:

Georgeson Shareholder Communications Inc.

17 State Street, 10th Floor

New York, New York 10004

Call Toll Free: (800) 733-0823

Call Collect: (212) 440-9800

E-mail: info@georgesonshareholder.com

Annex A

Emerging Vision, Inc.

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

I.	PURPOSE

The primary function of the Audit Committee is to represent the Board of Directors in fulfilling its oversight responsibilities by:

1.	Reviewing the financial reports and other financial related information released by the Company to the public or, in certain circumstances, governmental bodies;

2.	Reviewing the Company’s system of internal controls regarding finance, accounting, business conduct and ethics and legal compliance that management and the Board have established;

3.	Reviewing the Company’s accounting and financial reporting processes;

4.	Reviewing and appraising with management the performance of the Company’s independent auditors; and

5.	Providing an open avenue of communication between the independent auditors and the Board of Directors.

II.	COMPOSITION

On or before June 14, 2001, the Audit Committee shall be comprised of three independent directors. Whether a director is “independent” shall be determined in accordance with the requirements of The Nasdaq Stock Market or, if the Company’s Common Stock is listed on a different exchange, the requirements of such exchange.

The members of the Committee shall be elected or reappointed by the Board annually for a one year term. The Board shall appoint a Chairperson of the Committee.

III.	MEETINGS

The Committee will meet at least two times annually and be available to meet more frequently as circumstances dictate. Scheduled meetings of the Audit Committee are: (a) to review and approve the scope of the annual audit to be performed by the Company’s independent auditors; and (b) to review and discuss the results of the audit and the Company’s Annual Reports on Form 10-K, prior to its filing. In addition, the Committee Chairperson should meet with the independent auditors and senior management periodically to review the Company’s financial statements, Quarterly Report: on Form 10-Q and other relevant interim reports before release and/or filing. Incidental to any of these regularly scheduled meetings, the Committee should meet, if necessary, with management and the independent auditors in separate executive sessions to discuss any matters that the Committee and each of these groups believe should be discussed privately.

IV.	RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, the Audit Committee shall:

Documents/Reports Review

1.	Review and update this charter periodically, at least annually, as conditions dictate.

2.	Review the Company’s annual financial statements and other reports and financial and related information submitted to any government body, or to the public, including any certification, report, opinion or review rendered by the Company’s independent auditors.

3.	Review with financial management and the independent auditors each quarterly earnings release and Form 10-Q prior to its filing. The Chairperson of the Committee may represent the entire Committee for purposes of this review.

Independent Auditors

4.	Review with management and recommend to the Board of Directors the selection of the independent auditors, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent auditors. On an annual basis, the Committee will review and discuss with the auditors all significant relationships (including non-audit services proposed or performed) the auditors have with the Company to determine the auditors’ independence.

5.	Review the performance of the independent auditors, and approve any proposed discharge of the independent auditors as circumstances warrant.

6.	Annually consult with the independent auditors out of the presence of management about internal controls and the fullness and accuracy of the Company’s financial statements.

Financial Reporting Process

7.	Review with the Company’s independent auditors the recommendations included in their management letter, if any, and their informal observations regarding the adequacy of overall financial and accounting procedures of the Company, on the basis of this review, make recommendations to senior management for any changes that seem appropriate.

8.	In consultation with the independent auditors, review the integrity of the Company’s financial reporting process, both internal and external.

9.	Review and consider the independent auditors’ judgements about the appropriateness of the Company’s accounting principles as applied in its financial reporting.

10.	Consider and approve, if appropriate, major changes to the Company’s auditing and accounting principles and practices, all as suggested by the independent auditors or by management.

Process Improvement:

11.	Establish regular reporting to the Audit Committee by management and the independent auditors regarding any significant judgements made, or to be made, in management’s preparation of the financial statements and the view of each as to the appropriateness of such judgements.

12.	Following completion of the annual audit, review separately with management and the independent auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

13.	Review any significant disagreement among management and the independent auditors in connection with the preparation of the financial statements.

14.	Review with the independent auditors and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to the implementation of changes or improvements, as decided by the Committee.)

Ethical and Legal Compliance

15.	Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this code.

16.	Review management’s monitoring of the Company’s compliance with its Code of Ethical Conduct, and ensure that management has the proper review system in place to ensure that the Company’s financial statements, reports and other financial information disseminated to governmental organizations and to the public satisfy legal requirements.

17.	Review, with the Company’s counsel, legal compliance matters, including corporate securities trading policies.

18.	Review, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements.

19.	Perform any other activities consistent with this Charter, the Company’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

Minutes of Meetings

20.	The Audit Committee shall prepare the minutes of each Meeting, distribute copies to all members of the Audit Committee and provide periodic summary reports to the Board of Directors. The permanent file of the Minutes will be maintained by the Secretary of the Company.

Annex B

Information Concerning Persons Who May Be Deemed Participants in

the Company’s Solicitation of Proxies

The following table sets forth the name, principal business address and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which their employment is carried on, of the directors, director nominees, officers and employees of the Company who, under SEC rules, may be deemed “participants” in the Company’s solicitation of proxies from its shareholders in connection with the 2004 Annual Meeting.

Directors and Nominees

The principal occupations of the Company’s directors and director nominees who may be deemed participants in the Company’s solicitation are set forth in the sections entitled “Election of Directors (Proposal No. 1)” and “Directors and Executive Officers” (with respect to Drs. Robert and Alan Cohen and Messrs. Payan and Gold) of this Proxy Statement. The name and business addresses of the organizations of employment of the Company’s directors and director nominees are as follows:

Name	Address
Dr. Alan Cohen	*
Harvey Ross	c/o Viva International Group 3140 Route 22 W. Somerville, NJ 08876
Seymour G. Siegel	c/o Rothstein, Kass & Company, P.C. Certified Public Accountants Siegel—Rich Division 1350 Avenue of the Americas New York, NY 10019
Dr. Robert Cohen	*
Joel L. Gold	*
Christopher G. Payan	*

*	Emerging Vision, Inc., 100 Quentin Roosevelt Boulevard, Garden City, New York 11530

Officers and Employees

The principal occupations of the Company’s officers and employees who may be deemed participants in the Company’s solicitation are set forth in the Section entitled “Executive Compensation” and “Directors and Executive Officers” of this Proxy Statement. The business address of each such person is c/o Emerging Vision, Inc., 100 Quentin Roosevelt Boulevard, Garden City, New York 11530.

Information Regarding Ownership of the Company’s Securities by Participants

None of the persons listed above under “Directors and Nominees” and “Officers and Employees” owns any of the Company’s securities of record but not beneficially. The number of shares of common stock of the Company held by directors, director nominees and the named executive officers as of June 1, 2004, is set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” of the Proxy Statement.

B-1

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth purchases and sales during the past two years of shares of common stock of the Company by the persons listed above under “Directors and Nominees” and “Officers and Employees.” Unless otherwise indicated, all transactions were in the public market and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities. To the extent that any part of the purchase price or market value of any of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities, the amount of the indebtedness as of the latest practicable date is set forth below. If those funds were borrowed or obtained otherwise than pursuant to a margin account or bank loan in the regular course of business of a bank, broker or dealer, a description of the transaction and the parties is set forth below.

Name	Date	Purchases/Sales of Common Stock (No. of Shares)	Type
Directors and Nominees

Alan Cohen	4/14/2003	1,700,979	2003 rights offering

Robert Cohen	4/14/2003	1,503,869	2003 rights offering

Christopher G. Payan	6/07/2002	32,500	open market
	6/10/2002	19,000	open market
	6/12/2002	10,000	open market
	2/20/2003	150,000	option exercise
	4/14/2003	450,500	2003 rights offering
	4/13/2004	450,500	warrant exercise
	5/20/2004	100,000	option exercise

Officers and Employees

Samuel Z. Herskowitz	11/13/2003	100,000	option exercise

Myles S. Lewis	11/11/2003	100,000	option exercise

Miscellaneous Information Concerning Participants

Except as described in this Annex B or otherwise disclosed in this Proxy Statement, to the best of the Company’s knowledge, no person listed above under “Directors and Nominees” and “Officers and Employees” or any of his or her “associates” beneficially owns (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, any shares or other securities of the Company or any of its subsidiaries. Furthermore, except as described in this Annex B or otherwise disclosed in this Proxy Statement, to the best of the Company’s knowledge, no such person or any of his or her affiliates or associates is either a party to any transaction or series of similar transactions since December 31, 2002, or any currently proposed transaction or series of similar transactions (i) to which the Company or any of its subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000 and (iii) in which such person, affiliate or associate had or will have a direct or indirect material interest.

To the best of the Company’s knowledge, except as described in this Annex B or otherwise disclosed in this Proxy Statement, no person listed above under “Directors and Nominees” and “Officers and Employees” or any of his or her associates has entered into any arrangement or understanding with any person with respect to (i) any future employment with the Company or its affiliates or (ii) any future transactions to which the Company or any of its affiliates will or may be a party. Except as described in this Annex B or otherwise disclosed in this Proxy Statement, to the best of the Company’s knowledge, there are no contracts, arrangements or understandings by any of the persons listed under “Directors and Nominees” and “Officers and Employees” within the past year with any person with respect to any of the Company’s securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. Except as described in this Annex B or otherwise disclosed in this Proxy Statement, to the best of the Company’s knowledge, no persons listed under “Directors and Nominees” and “Officers and Employees” has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2004 Annual Meeting of Shareholders of the Company (and no other person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected, has any such interest).

B-2

PRELIMINARY PROXY MATERIALS, DATED JUNE 8, 2004

SUBJECT TO COMPLETION

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF EMERGING VISION, INC.

ANNUAL MEETING OF SHAREHOLDERS: TUESDAY, JUNE 22, 2004

The undersigned shareholder of Emerging Vision, Inc., a New York corporation (the “Company”), hereby appoints Mr. Christopher G. Payan and Mr. Samuel Z. Herskowitz, or either of them, voting singly in the absence of the others, as his/her/its attorney(s) and proxy(ies), with full power of substitution and revocation, to vote, as designated on the reverse side, all of the shares of the Capital Stock of Emerging Vision, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the offices of Greenberg Traurig, LLP, 885 Third Avenue, 21st Floor, New York, New York 10022, at 11:00 a.m. (local time), on Tuesday, June 22, 2004, or any adjournment, adjournments, postponements or continuations thereof, in accordance with the instructions on the reverse side hereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted “FOR” each of the nominees listed in Proposal No. 1. The proxies are authorized to vote as they may determine, in their discretion, upon such other business as may properly come before the Meeting.

FOLD AND DETACH HERE

The Board of Directors recommends a vote “FOR” Item 1.

ITEM 1—ELECTION OF CLASS I (FOR A TERM EXPIRING IN 2005) AND CLASS II (FOR A TERM EXPIRING IN 2006) DIRECTORS:

☐	FOR all nominees listed below (except as marked to the contrary as instructed below).

☐	WITHOLD AUTHORITY to vote for all nominees listed below.

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike such nominee’s name from the list below.)

ALAN COHEN (Class I Director)

HARVEY ROSS (Class I Director)

SEYMOUR G. SIEGEL (Class I Director)

ROBERT COHEN (Class II Director)

JOEL L. GOLD (Class II Director)

CHRISTOPHER G. PAYAN (Class II Director)

The proxies are authorized to vote as they may determine, in their discretion, upon such other business as may properly come before the Meeting.

Signature:	Signature:	Date:
Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer.
If a partnership, please sign in partnership name by an authorized person.

FOLD AND DETACH HERE